As filed with the Securities and Exchange Commission on April 17, 2025.

Registration No. 333-269416

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 16

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN

REAL ESTATE COMPANIES

Cohen & Steers Income Opportunities REIT, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

1166 Avenue of the Americas

New York, NY 10036

(212) 832-3232

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cohen & Steers Capital Management, Inc.

Francis C. Poli

1166 Avenue of the Americas

New York, NY 10036

(212) 832-3232

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Rajib Chanda	Ryan Bekkerus
Simpson Thacher & Bartlett LLP	Benjamin Wells
900 G Street Northwest	Evan Hudson
Washington, D.C. 20001	Simpson Thacher & Bartlett LLP
(202) 636-5500	425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-269416

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 16 to the Registration Statement on Form S-11 (No. 333-269416) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

(b) Exhibits.

23.1	Consent of Independent Valuation Advisor (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on April 17, 2025.

Cohen & Steers Income Opportunities REIT, Inc.

By:	/s/ Arjun Mahalingam
Name:	Arjun Mahalingam
Title:	Chief Financial Officer & Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-11 has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date
/s/ James S. Corl	Chief Executive Officer & Chief Investment Officer	April 17, 2025
James S. Corl	(Principal Executive Officer)

/s/ Arjun Mahalingam	Chief Financial Officer & Treasurer	April 17, 2025
Arjun Mahalingam	(Principal Financial Officer and Principal Accounting Officer)

*	Chairperson of the Board	April 17, 2025
Robert H. Steers

*	Director	April 17, 2025
Joseph M. Harvey

*	Independent Director	April 17, 2025
Dana Roffman

*	Independent Director	April 17, 2025
John W. Thiel

*	Independent Director	April 17, 2025
W. Edward Walter

*By:	/s/ Arjun Mahalingam
Arjun Mahalingam
Attorney-in-fact